EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Media Contact:                              Media Contact:
Lowell Weiner                               Carol Goodrich
American Home Products                      Warner-Lambert
(973) 660-5013                              (973) 540-3320

Investor Contact:                           Investor Contact:
Thomas Cavanagh                             George Shields
American Home Products                      Warner-Lambert
(973) 660-5706                              (973) 540-6916

George Sard/Paul Verbinnen/David Reno       Fred Spar/Roy Winnick
Sard Verbinnen & Company                    Kekst & Company
(212) 687-8080                              (212) 521-4800


              AMERICAN HOME PRODUCTS AND WARNER-LAMBERT
          OUTLINE POWERFUL GROWTH STORY FOR AMERICANWARNER


      Madison, N.J. and Morris Plains, N.J., November 8, 1999 - At an analyst presentation, the managements of American Home Products (NYSE:AHP) and Warner-Lambert Company (NYSE:WLA) reaffirmed their commitment to their announced strategic business combination and outlined the following key details of a powerful growth story for AmericanWarner Inc.:

o Accelerated bottom-line growth and strong potential for accelerating top-line growth and P/E multiple expansion
o Cost synergies: $1.2 billion in annual savings fully captured by the third year
o     Sustainable revenue growth:  11% CAGR through 2002 (estimated
      $29.7 billion in 2000 grows to $36.1 billion in 2002)
o Sustainable net income growth: 20% CAGR through 2002 (estimated $4.8 billion in 2000 grows to $6.8 billion in 2002)
o Strong late-stage pipeline and recent launches: ReFacto, Sonata, Rapamune, Meningitec, Lipitor (Japan) and new product growth expected from Pregabalin, Zenarestat, Prinomastat, Prevenar (21 launches from 1999-2002)
o Broad therapeutic area leadership and diverse product portfolio with less dependence on Lipitor
o Broadest technology capability in the industry (e.g., proteins, vaccines structure based drug design, small molecules)
o     #1 position worldwide in OTC with $4.9 billion in combined
      2000 sales
o Enhanced market presence and penetration; increased sales potential for existing and new products; significant scale in major international markets; and more attractive in-licensing platform
o Substantial momentum based on "best-of-the-best" merger philosophy
o     Minimal patent exposure in near term

      "It's clear that our friendly merger with Warner-Lambert is strategically and financially compelling and that it will create enormous near and long-term value for the shareholders of Warner-Lambert and American Home Products," said John R. Stafford, Chairman, President and Chief Executive Officer, American Home Products.

      Lodewijk J.R. de Vink, Warner-Lambert's Chairman, President and Chief Executive Officer said, "Our merger with American Home Products is an ideal strategic combination of two strong and compatible world-class companies that will create exceptional long-term growth and value for our shareholders. With a strong and committed leadership team, AmericanWarner will benefit from substantial momentum and be well positioned to take full advantage of extraordinary growth opportunities on a global scale."

      American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care. In 1999, its revenues are expected to approach $14 billion and the Company will invest $1.8 billion in research and development. It employs 52,000 people worldwide.

      Warner-Lambert is a global company devoted to discovering, developing, manufacturing and marketing quality pharmaceutical, consumer health care, and confectionery products. Its central research focus is on heart disease, diabetes infectious diseases, disorders of the central nervous system and women's health care. In 1999, its revenues are expected to exceed $12 billion and the company will invest more than $1.2 billion in research and development. It employs more than 43,000 people worldwide.

      Statements made in this press release that state "we will," "we expect," or otherwise state the companies' predictions for the future are forwarded-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in each Company's annual report on Form 10K-A for the year ended December 31, 1998 filed with the U.S. Securities and Exchange Commission. For a copy of these filings, call the media contacts listed on this press release.